Exhibit 99.1

TimkenSteel Announces Preliminary Third-Quarter 2022

Financial Results and Earnings Webcast Details

CANTON, Ohio: October 12, 2022 —TimkenSteel Corp. (NYSE: TMST), a leader in high-quality specialty steel, manufactured components, and supply chain solutions, today announced preliminary third-quarter 2022 financial results.

“The end of July incident at our melt shop, which resulted in approximately one month of melt shop downtime and a subsequent slower than expected ramp up, significantly impacted our profitability for the third quarter. As a result, we expect third quarter adjusted EBITDA(1) to be in the range of approximately $9 million to $12 million. The company anticipates a significant recovery on its business interruption insurance related to the incident. The insurance recovery process is ongoing and nothing has been recorded at this time,” said Mike Williams, president and chief executive officer.

“We are encouraged that demand remains strong across our end markets with a customer order backlog in excess of 300,000 ship tons, the majority of our production capacity allocated to customers in 2023, and positive momentum in base pricing. As we continue to conservatively ramp up melt production in the fourth quarter, we remain focused on safety and the execution of our strategic imperatives to drive sustainable through-cycle profitability. I am confident that we remain well-positioned for the long term, and I thank our customers for their patience and continued trust in TimkenSteel,” said Williams.

THIRD QUARTER 2022 UPDATE

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Overall, the company expects adjusted EBITDA(1) to be in the range of approximately $9 million to $12 million. Due to the full remeasurement of certain company pension plans as of September 30, 2022, which is ongoing and cannot be estimated at this time, the company is unable to provide the most directly comparable GAAP range or reconcile its third-quarter outlook for adjusted EBITDA to the most directly comparable GAAP range without unreasonable effort.
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Commercial:
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Net sales of $316.8 million decreased 24 percent from the sequential second quarter driven by lower shipments and surcharge revenue per ton, partially offset by higher base sales(1) prices.
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Shipments were 158,500 tons, a 24 percent sequential decline. The decline in shipments was driven by availability of inventory for shipment as a result of the melt shop incident.
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The purchase of third-party melt helped support customer demand late in the third quarter but was not enough to offset the short-term loss in production. Third-party melt purchases are expected to increase in the fourth quarter.
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Operations:
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Melt utilization was 40 percent compared with 84 percent in the second quarter. The sequential decline in melt utilization was due to the melt shop incident and resulted in significantly lower manufacturing cost absorption in the third quarter.
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Approximately $8 million of repair costs and other expenses associated with the melt shop incident were recognized in the quarter to complete the required repairs.
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Annual maintenance shutdown costs in the quarter were approximately $8 million, as the company pulled forward certain maintenance activities into the third quarter to minimize fourth quarter downtime.

(1) Please see discussion of non-GAAP financial measures in this news release.

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Cash:
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Cash and cash equivalents were a record $262.5 million at the end of September, an increase of $24.0 million from the end of June.
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Capital expenditures were $5.7 million in the quarter, an increase of $2.2 million from the second quarter.
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The company repurchased 1.3 million common shares in the open market at an aggregate cost of $19.7 million in the quarter. As of September 30, 2022, the company had $17.6 million remaining under its previously approved $50.0 million share repurchase program.
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The company recently completed a refinancing of its $400.0 million asset-based revolving credit facility, resulting in an extension of the facility to September 30, 2027. The credit facility remains undrawn at this time.

The preliminary information provided above is based on the company’s current estimates of its financial results for the quarter ended September 30, 2022 and remains subject to change based on management’s final review of the company’s third-quarter financial results.

THIRD-QUARTER EARNINGS WEBCAST DETAILS

TimkenSteel will release its third-quarter 2022 financial results, including fourth-quarter outlook, on Thursday, November 3, 2022, after the market closes on the New York Stock Exchange.

The company will provide live Internet listening access to its conference call with the financial community scheduled for Friday, November 4, 2022, at 9:00 a.m. EDT. The live conference call will be broadcast at investors.timkensteel.com. A replay of the conference call will also be available at investors.timkensteel.com.

ABOUT TIMKENSTEEL CORPORATION

TimkenSteel (NYSE: TMST) manufactures high-performance carbon and alloy steel products from recycled scrap metal in Canton, OH, serving demanding applications in mobile, energy and a variety of industrial end markets. The company is a premier U.S. producer of alloy steel bars (up to 16 inches in diameter), seamless mechanical tubing and manufactured components. In the business of making high-quality steel for more than 100 years, TimkenSteel's proven expertise contributes to the performance of our customers' products. The company employs approximately 1,725 people and had sales of $1.3 billion in 2021. For more information, please visit us at www.timkensteel.com.

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Investor contact:

Jennifer Beeman

P 330.471.7760

ir@timkensteel.com

NON-GAAP FINANCIAL MEASURES

TimkenSteel reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP") and corresponding metrics as non-GAAP financial measures. This earnings release includes references to the following non-GAAP financial measures: adjusted EBITDA and base sales. These are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting these non-GAAP financial measures is useful to investors as these measures are representative of the company's performance and provide improved comparability of results. Due to the full remeasurement of certain company pension plans as of September 30, 2022, which is ongoing and cannot be estimated at this time, the company is unable to provide the most directly comparable GAAP range or reconcile its third-quarter outlook for adjusted EBITDA to the most directly comparable GAAP range without unreasonable effort. For details on base sales, refer to the Reconciliation of Base Sales to GAAP Net Sales table at the end of this release. Non-GAAP financial measures should be viewed as additions to, and not as alternatives for, TimkenSteel's results prepared in accordance with GAAP. In addition, the non-GAAP measures TimkenSteel uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures TimkenSteel uses in the same way.

FORWARD-LOOKING STATEMENTS

This news release includes "forward-looking" statements within the meaning of the federal securities laws. You can generally identify the company's forward-looking statements by words such as "will," "anticipate," "aspire," "believe," "could," "estimate," "expect," "forecast," "outlook," "intend," "may," "plan," "possible," "potential," "predict," "project," "seek," "target," "should," "would," "strategy," or "strategic direction" or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. The company cautions readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the company due to a variety of factors, such as: the potential impact of the COVID-19 pandemic on the company's operations and financial results, including cash flows and liquidity; whether the company is able to successfully implement actions designed to improve profitability on anticipated terms and timetables and whether the company is able to fully realize the expected benefits of such actions; deterioration in world economic conditions, or in economic conditions in any of the geographic regions in which the company conducts business, including additional adverse effects from global economic slowdown, terrorism or hostilities, including political risks associated with the potential instability of governments and legal systems in countries in which the company or its customers conduct business, and changes in currency valuations; the impact of the Russia-Ukraine conflict on the global economy, sourcing of raw materials, and commodity prices; climate-related risks, including environmental and severe weather caused by climate changes, and legislative and regulatory initiatives addressing global climate change or other environmental concerns; the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which the company operates, including the ability of the company to respond to rapid changes in customer demand including but not limited to changes in customer operating schedules due to supply chain constraints, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade exist in U.S. markets; competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors, and new technology that may impact the way the company's products are sold or distributed; changes in operating costs, including the effect of changes in the company's manufacturing processes, changes in costs associated with varying levels of operations and manufacturing capacity, availability of raw materials and energy, the company's ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of its surcharge mechanism, changes in the expected costs associated with product warranty claims, changes resulting from inventory management, cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, and changes in the cost of labor and benefits; the success of the company's operating plans, announced programs, initiatives and capital investments, and the company's ability to maintain appropriate relations with the union that represents its associates in certain locations in order to avoid disruptions of business; unanticipated litigation, claims or assessments, including claims or problems related to intellectual property, product liability or warranty, employment matters, and environmental issues and taxes, among other matters; cyber-related risks, including information technology system failures, interruptions and security breaches; the company's ability to achieve its environmental, social, and governance ("ESG") goals, including its 2030 ESG goals; the availability of financing and interest rates, which affect the company's cost of funds and/or ability to raise capital, including the ability of the company to refinance or repay at maturity the convertible notes due December 1, 2025; the company's pension obligations and investment performance, and/or customer demand and the ability of customers to obtain financing to purchase the company's products or equipment that contain its products; the overall impact of pension and other postretirement benefit mark-to-market accounting; the effects of the conditional conversion feature of the convertible notes due December 1, 2025, which, if triggered, entitles holders to convert the notes at any time during specified periods at their option and therefore could result in potential dilution if the holder elects to convert and the company elects to satisfy a portion or all of the conversion obligation by delivering common shares instead of cash; the amount, if any, that the company is able to obtain from its business interruption insurance claim in connection with the incident at the company’s melt shop; and the impacts from any repurchases of our common shares, including the timing and amount of any repurchases. Further, this news release represents our current policy and intent and is not intended to create legal rights or obligations. Certain standards of measurement and performance contained in this news release are developing and based on assumptions, and no assurance can be given that any plan, objective, initiative, projection, goal, mission, commitment, expectation, or prospect set forth in this news release can or will be achieved. Inclusion of information in this news release is not an indication that the subject or information is material to our business or operating results.

Additional risks relating to the company's business, the industries in which the company operates, or the company's common shares may be described from time to time in the company's filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond the company's control. Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Reconciliation of Base Sales to GAAP Net Sales:

The tables below present net sales, adjusted to exclude surcharges, which represents a financial measure that has not been determined in accordance with GAAP. We believe presenting net sales, both on a gross basis and on a per ton basis, adjusted to exclude raw material and natural gas surcharges, provides additional insight into key drivers of net sales such as base price. Due to the fact that the surcharge mechanism can introduce volatility to our net sales, net sales adjusted to exclude surcharges provides management and investors clarity of our core pricing and results. Presenting net sales, adjusted to exclude surcharges including on a per ton basis, allows management and investors to better analyze key market indicators and trends.

When surcharges are included in a customer agreement and are applicable (i.e., reach the threshold amount), based on the terms outlined in the respective agreement, surcharges are then included as separate line items on a customer’s invoice. These additional surcharge line items adjust base prices to match cost fluctuations due to market conditions. Each month, the company will post on the surcharges page of its external website, as well as our customer portal, the scrap, alloy, and natural gas surcharges that will be applied (as a separate line item) to invoices dated in the following month (based upon shipment volumes in the following month). All surcharges invoiced are included in GAAP net sales.

Sales Data

(dollars in millions, tons in thousands)

	Three Months Ended September 30, 2022	Three Months Ended June 30, 2022
Tons	158.5	208.9

Net Sales	$316.8	$415.7
Less: Surcharges	100.0	152.2
Base Sales	$216.8	$263.5

Net Sales / Ton	$1,999	$1,990
Surcharges / Ton	$631	$729
Base Sales / Ton	$1,368	$1,261